Exhibit 10.8

SECOND AMENDMENT (2016-2) TO THE

PENSION PLAN FOR EMPLOYEES OF AMPHENOL CORPORATION
AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2016

Pursuant to Section 12.1 of the Pension Plan for Employees of Amphenol Corporation as amended and restated effective January 1, 2016 (the "Plan"), the Plan is hereby amended as follows, effective September 1, 2016:

1.A new Section 7.20 is added to read as follows:

7.20    Special 2016 Window.

a.  Each Participant: (i) who has terminated employment on or before July 31, 2016 with a vested interest in his Accrued Benefit; (ii) who is not actively employed by the Employer on December 1, 2016; (iii) whose Accrued Benefit, expressed as a lump sum amount as of December 1, 2016, does not exceed $18,000; and (iv)  whose Benefit Starting Date will not have occurred prior to December 1, 2016 (an “Eligible Window Participant”)  shall be entitled to elect as a form of benefit, during the Special 2016 Window Election Period,  an immediate 100% lump sum payment, as provided in this Section 7.20.

b.  The “Special 2016 Window Election Period” is defined to be a period commencing on October 1, 2016 and ending on November 15, 2016.   If an election is not made prior to the expiration of the Special 2016 Window Election Period, or subsection (g) hereof does not automatically apply, any rights under the Special 2016 Window shall terminate, and the timing and form of payment of benefits shall be governed by the terms of the Plan without regard to the Special 2016 Window; provided however that if an election is made on or prior to November 15, 2016 but there are procedural defects with respect thereto, the Plan Administrator in its discretion may extend the Special 2016 Window Election Period until November 30, 2016 to allow the Participant to correct any such defects.

c.  An Eligible Window Participant who will have reached Early Retirement Age under the applicable Exhibit on or before December 1, 2016 will be entitled to elect, solely in the Special 2016 Window Election Period, among (i) all of the forms of benefit available to such Participant under the Plan, and (ii) an immediate 100% lump sum payment pursuant to the Special 2016 Window, in all cases with a Benefit Starting Date of  December 1, 2016.

d.  An Eligible Window Participant who will not have reached Early Retirement Age under the applicable Exhibit on or before December 1, 2016 will be entitled to elect, solely in the Special 2016 Window Election Period,  between (i) the automatic form of benefit available to such Participant under Section 7.3 and the applicable Exhibit (provided that if such automatic form is a Qualified Joint and Survivor Annuity it shall be deemed to include the choice of a 75% survivor annuity for the Spouse) and (ii) an immediate 100% lump sum payment pursuant to the Special 2016 Window, in both cases with a Benefit Starting Date of December 1, 2016.

e.  The Special 2016 Window shall also be offered to a Spouse of a Participant who is deceased if: (i) such Spouse’s Benefit Starting Date will not have occurred prior to December 1, 2016; and (ii) such Spouse’s Accrued Benefit, expressed as a lump sum amount as of December 1, 2016, does not exceed $18,000.  Such Spouse shall be entitled to elect between (i) the annuity otherwise available under the Plan and (ii) an immediate 100% lump sum payment pursuant to the Special 2016 Window, in both cases with a Benefit Starting Date of December 1, 2016.

f.  The Special 2016 Window shall also be offered to an Alternate Payee with respect to a Participant if (i) the Participant with respect to such Alternate Payee is an Eligible Window Participant; (ii)  such Alternate Payee’s Accrued Benefit, expressed as a lump sum amount as of December 1, 2016, does not exceed $18,000; (iii) the Qualified Domestic Relations Order does not otherwise restrict such treatment; and (iv) such Alternate Payee’s Benefit Starting Date will not have occurred prior to December 1, 2016.  Such Alternate Payee shall be entitled to elect between (i) the benefit form or forms otherwise available under the Qualified Domestic Relations Order and (ii) an immediate 100% lump sum payment pursuant to the Special 2016 Window, in both cases with a Benefit  Starting Date of December 1, 2016.

g.  Notwithstanding the provisions of  paragraphs (c),  (d),  (e) and (f), in the event the present value of the lump sum amount does not exceed $5,000, payment thereof shall be made in an immediate lump sum payment, without any election by the Participant, Spouse or Alternate Payee, as the case may be, in accordance with Section 7.5(a) hereof (and in the case of the Pension Plan for Hourly Employees of the Sidney Division, Exhibit H, in accordance with Section 7.5(a) hereof notwithstanding its general inapplicability).

h.   The immediate 100% lump sum payment pursuant to the Special 2016 Window shall be the Actuarial Equivalent of the Accrued Benefit at Normal Retirement Date, except that for the Pension Plan for Hourly Employees of the Sidney Division, Exhibit H, the Actuarial Equivalent of the Accrued Benefit at the later of age 62 or current age shall be used.   With respect to benefits payable at a time when they would not be otherwise payable under the Plan, the section 417(e) assumptions referenced in the definition of “Actuarial Equivalent” shall be used for any period prior to the earliest date on which an amount would be otherwise payable.

2.A new Section 16.11A is added to read as follows:

16.11A  “Benefit Starting Date” - shall be the Annuity Starting Date.

3.A new Section 16.25A is added to read as follows:

16.25A  “Eligible Window Participant” - shall be as defined in Section 7.20.

4.New Sections 16.66A and 16.66B are added to read as follows:

16.66A  “Special 2016 Window” - means the special distribution election offered to certain terminated vested Participants,  certain Spouses of deceased Participants and certain

Alternate Payees with respect to terminated vested Participants, all in accordance with Section 7.20 hereof.

16.66B  “Special 2016 Window Election Period” shall be as defined in Section 7.20.

AMPHENOL CORPORATION

DATED: October 1, 2016

BY:

/s/ David Silverman

David Silverman

Its:  Vice President Human Resources